EXHIBIT 99.1

NEWS RELEASE

Date: November 11, 2004	For more information contact: Meredith Marth Interim Public Information Officer Email: marth_m@cityofelgin.org Office Telephone: 847/931-5593 Fax: 847/931-5610

FOR IMMEDIATE RELEASE

(Elgin, IL) — John B. Sanfilippo and Son, Inc. (JBSS) has recently announced that it has entered into a letter of intent with the Matsushita Electric Corporation of America to purchase the 95 acre parcel which includes the Panasonic building located at Randall Road and I-90 in the City of Elgin. Jeffrey Sanfilippo, Executive Vice President, Sales & Marketing of JBSS commented “John B. Sanfilippo and Son is pleased to be making the City of Elgin its new home. The Matsushita Electric property allows John B. Sanfilippo and Son to occupy currently vacant space in Elgin and to proceed in the near future with necessary renovations which include a proposed addition on the property. The location of the property at Randall Road and I-90 provides John B. Sanfilippo and Son with high visibility and convenience for transportation purposes for both employees and shipments.”

Panasonic will remain as a tenant in its current location. “We are pleased to have entered into an agreement in principle to sell our 95 acre campus to John B. Sanfilippo and Son, Inc.,” said Bill Kopp, Vice President — Purchasing Services and Facilities, Matsushita Electric Corporation of America, “and look forward to remain in substantial portions of the property under a lease-back arrangement with the buyer.”

JBSS had entered into a redevelopment agreement with the City of Elgin providing for the redevelopment of 90 acres of the old Elgin Mental Health Center at the southwest corner of Route 31 and Route 20. Pursuant to that redevelopment agreement the city has completed the purchase of the 90 acre property from the State of Illinois with funds provided by JBSS. Environmental remediation and demolition work on the Elgin Mental Health Center property has begun. City Manager David M. Dorgan stated “This is a great opportunity to have John B. Sanfilippo and Son, Inc. as a corporate citizen with headquarters in Elgin while also allowing for the redevelopment of the Elgin Mental Health Center site to be used as a business park for other new businesses considering Elgin as a home. The City and John B. Sanfilippo and Son, Inc. are looking forward to working together regarding the redevelopment of the Elgin Mental Health Center property. The location of such property and the recently established Route 20 TIF district which includes such property will be assets to attracting new businesses and redevelopment efforts at the property.”

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